Exhibit 99.1

Enbridge Announces Passing of Board Member Michael E.J. Phelps

CALGARY, April 25, 2019 – Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge) announced that Michael E.J. Phelps, a member of its Board of Directors, passed away Saturday, April 20, 2019.

“Michael was a valued member of the Board, colleague and friend, and we are deeply saddened by the news of his passing,” said Al Monaco, Enbridge President and CEO. “On behalf of Enbridge and the entire team, we extend our deepest sympathies and condolences to Michael’s family.”

A member of Enbridge’s Board of Directors since February 2017, Mr. Phelps also served on the Board’s Corporate Social Responsibility, Governance, and Human Resources and Compensation committees. From 1988 to 2002, he served as President and Chief Executive Officer, and subsequently as Chairman and Chief Executive Officer, of Westcoast Energy Inc. In 2001, he was appointed as an Officer of the Order of Canada. In 2003, the Canadian government appointed him as Chairman of the Wise Persons’ Committee, a panel developed to review Canada’s system of securities regulation.

“The passing of Michael E.J. Phelps is a great loss for the Enbridge Board and the energy industry,” said Greg Ebel, Chairman of Enbridge’s Board of Directors. “Michael was an icon in the energy industry, having served for many decades in numerous leadership roles in its upstream, midstream, downstream and retail segments.

“He was ever vigilant about the industry and the company’s standing in the communities and was a proud supporter of the thousands of employees he worked beside. Michael was also looked to by governments of all stripes as a source of counsel on energy policy and always remained focused on delivering returns for investors. He will be greatly missed, both professionally and personally, by us all.

“On behalf of the Enbridge Board, we wish to offer our sincere thoughts and condolences to his family and friends.”

About Enbridge Inc.

Enbridge Inc. is North America’s premier energy infrastructure company with strategic business platforms that include an extensive network of crude oil, liquids and natural gas pipelines, regulated natural gas distribution utilities and renewable power generation. The Company safely delivers in excess of 3 million barrels of crude oil each day through its Mainline and Express Pipeline; accounts for approximately 62% of U.S.-bound Canadian crude oil exports; and moves approximately 18% of all natural gas consumed in the U.S., serving key supply basins and demand markets. The Company’s regulated utilities serve approximately 3.7 million retail customers in Ontario, Quebec, and New Brunswick. Enbridge also has interests in more than 1,700 MW of net renewable generating capacity in North America and Europe. The Company’s common shares trade on the Toronto and New York stock exchanges under the symbol ENB.

Life takes energy and Enbridge exists to fuel people’s quality of life. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media

Jesse Semko

Toll Free: (888) 992-0997

Email: media@enbridge.com

Investment Community

Jonathan Gould

Toll Free: (800) 481-2804

Email: investor.relations@enbridge.com

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